Exhibit 99.1

McDermott Reports Net Income from Continuing Operations of $45.5 Million, $0.19 Per Fully Diluted Share for the 2010 Fourth Quarter

Strong Quarterly Bookings of almost $2 Billion; Backlog Grows to Over $5 Billion

High Level of Change Orders Benefits the Future but Reduced Fourth Quarter Revenue and Earnings

HOUSTON--(BUSINESS WIRE)--March 1, 2011--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported net income from continuing operations of $45.5 million, or $0.19 per diluted share, for the 2010 fourth quarter. The results of the 2010 fourth quarter compare to net income from continuing operations of $73.4 million, or $0.32 per diluted share, in the corresponding period of 2009. Both periods exclude the results of The Babcock & Wilcox Company (“B&W”), which was spun-off to McDermott shareholders on July 30, 2010, as well as the operations of McDermott’s charter fleet business, which is classified as held for sale. Weighted average common shares outstanding on a fully diluted basis were approximately 237.0 million and 234.5 million in the quarters ended December 31, 2010 and December 31, 2009, respectively.

McDermott’s revenues for the 2010 fourth quarter were $539.6 million, compared to $756.8 million in the corresponding period of 2009. The year-over-year decrease was primarily due to lower revenues of $126.6 million in the Asia Pacific segment and $96.2 million in the Middle East segment. The lower revenues in the Asia Pacific segment were due to significant customer-approved change orders that were recorded in the 2010 fourth quarter which, as a result of the added scope, reduced the percentage complete of two major projects and lowered the revenue and income recognized in the period. However, the overriding impact of the change orders is that the contract values have increased and the combined expected profit at completion improved for these projects during the quarter. Within the Middle East segment, the reduced revenues were primarily due to fewer barge days on our major construction vessels as a result of the substantial completion of the Qatar pipeline projects.

The Company’s operating income was $59.3 million in the 2010 fourth quarter, compared to $90.9 million in the 2009 fourth quarter. The year-over-year decrease was primarily due to lower revenues in the Asia Pacific segment and the associated profit impact of the percentage complete reduction discussed above, as well as less activity for the Company’s major construction vessels.

“I am very pleased with McDermott’s operating and financial results for 2010. We had exceptional bookings of $4.2 billion during the year, including almost $2 billion in the fourth quarter, which provides a strong ending backlog and a solid foundation for the future,” said Stephen M. Johnson, President and Chief Executive Officer of McDermott. “During the fourth quarter, our productivity was largely as expected, however the percentage complete on a couple of projects declined as a result of significant scope growth, resulting in lower revenues and profits being recognized for the period as compared to our prior expectations. Nonetheless, the additional work is a positive development, and the overall contract size, as well as the current embedded profit, has increased on these projects.”

The Company’s other expense for the fourth quarter of 2010 was $5.4 million, compared to $5.5 million in the fourth quarter of 2009, which consists primarily of interest income, interest expense and foreign currency translation expenses.

At December 31, 2010, the Company’s backlog was $5.0 billion, compared to $3.6 billion and $3.3 billion at September 30, 2010 and December 31, 2009, respectively.

For the year ended December 31, 2010, McDermott reported from continuing operations revenues of $2.4 billion, operating income of $314.9 million and net income of $236.6 million, or $1.00 per fully diluted share. Included in the full year results are approximately $46 million of impairment and facility closure costs.

Balance Sheet Summary

As of December 31, 2010, McDermott reported total assets of $2.6 billion. Included in this amount was approximately $886.5 million of cash and investments. Net working capital, calculated as current assets less current liabilities, was $420.6 million. Additionally, total equity was approximately $1.5 billion, or 58% of total assets, with total debt of $55.3 million.

Discontinued Operations

For the fourth quarter of 2010, McDermott recorded a net loss from discontinued operations of $0.6 million, compared to net income from discontinued operations of $25.3 million in the corresponding period of 2009. Included in discontinued operations are the results of B&W, which was spun-off to McDermott’s shareholders on July 30, 2010, the charter fleet business, which is held for sale, as well as transaction-related costs.

OTHER INFORMATION

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include more than 15,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, and the expected profit at completion of projects in our Asia Pacific segment. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog and changes in the scope or timing of contracts. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010. This news release reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Conference Call to Discuss Fourth Quarter 2010 Earnings Release

Date: Wednesday, March 2, 2011, at 10:00 a.m. ET (9:00 a.m. CT)

Live Webcast: Investor Relations section of Web site at www.mcdermott.com

Replay: Available for 2 weeks in the investor relations section of www.mcdermott.com

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
		(As adjusted)		(As adjusted)
	(Unaudited)
	(In thousands)

Revenues	$539,622	$756,798	$2,403,743	$3,281,790

Costs and Expenses:
Cost of operations	421,220	614,209	1,842,261	2,781,735
(Gain) loss on asset disposals and impairments – net	190	265	22,220	(914)
Selling, general and administrative expenses	56,852	50,709	216,763	218,063
Total costs and expenses	478,262	665,183	2,081,244	2,998,884

Equity in Loss of Unconsolidated Affiliates	(2,087)	(760)	(7,594)	(3,557)

Operating Income	59,273	90,855	314,905	279,349

Other Income (Expense):
Interest income (expense) – net	443	(1,263)	(1,089)	6,021
Other income (expense) – net	(5,834)	(4,248)	(10,022)	(15,257)
Total Other Income (Expense)	(5,391)	(5,511)	(11,111)	(9,236)

Income from continuing operations before provision for income taxes and noncontrolling interest	53,882	85,344	303,794	270,113

Provision for Income Taxes	5,953	16,455	41,182	60,561

Income from continuing operations before noncontrolling interest	47,929	68,889	262,612	209,552
Income (loss) from discontinued operations, net of tax	(592)	25,343	(34,900)	180,898

Net Income	47,337	94,232	227,712	390,450

Less: Net income attributable to noncontrolling interests	(2,449)	4,470	(26,046)	(3,394)

Net Income Attributable to McDermott International, Inc.	$44,888	$98,702	$201,666	$387,056

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
	(In thousands, except share and per share amounts)

Income from continuing operations less noncontrolling interest	$45,480	$73,359	$236,566	$206,158
Income (loss) from discontinued operations, net of tax	(592)	25,343	(34,900)	180,898
Net Income Attributable to McDermott, Inc.	$44,888	$98,702	$201,666	$387,056

Weighted average common shares (basic)	233,351,424	230,306,488	232,173,362	229,471,020
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	3,688,702	4,194,198	3,448,667	4,155,856
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards	237,040,126	234,500,686	235,622,029	233,626,876
Basic earnings per share:

Income from continuing operations less noncontrolling interest	0.20	0.32	1.02	0.90
Income (loss) from discontinued operations, net of tax	-	0.11	(0.15)	0.79
Net Income	0.19	0.43	0.87	1.69

Diluted earnings per share:

Income from continuing operations less noncontrolling interest	0.19	0.32	1.00	0.88
Income (loss) from discontinued operations, net of tax	-	0.11	(0.15)	0.78
Net Income	0.19	0.43	0.85	1.66

SUPPLEMENTARY DATA (1)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited) (In thousands)
Pension and post retirement expense	$5,532	$14,975	$21,814	$27,352
Depreciation & amortization expense	$19,035	$20,153	$76,452	79,867
Capital expenditures	$59,321	$47,219	$186,862	$186,518
Backlog	$5,038,988	$3,260,834	$5,038,988	$3,260,834

(1) Above metrics for all periods represents McDermott’s continuing operations only and thus excludes B&W and the charter fleet business.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS ASSETS

	December 31,
	2010	2009
	(In thousands)

Current Assets:
Cash and cash equivalents	$403,463	$899,270
Restricted cash and cash equivalents	197,861	69,920
Investments	209,463	12
Accounts receivable – trade, net	323,497	642,995
Accounts and notes receivable – unconsolidated affiliates	2,960	5,806
Accounts receivable – other	25,487	68,035
Contracts in progress	65,853	400,831
Inventories	1,675	101,494
Deferred income taxes	10,323	100,828
Assets held for sale	10,161	-
Other current assets	34,895	68,730

Total Current Assets	1,285,638	2,357,921

Property, Plant and Equipment	1,720,040	2,608,740
Less: accumulated depreciation	804,471	1,271,135

Net Property, Plant and Equipment	915,569	1,337,605

Assets Held for Sale	77,150	-

Investments	75,742	228,706

Goodwill	41,202	306,497

Deferred Income Taxes	-	275,567

Investments in Unconsolidated Affiliates	45,016	86,932

Other Assets	158,371	255,882

TOTAL	$2,598,688	$4,849,110

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS (continued) LIABILITIES AND EQUITY

	December 31,
	2010	2009
	(In thousands, except share amounts)

Current Liabilities:
Notes payable and current maturities of long-term debt	$8,547	$16,270
Accounts payable	252,974	471,858
Accrued employee benefits	80,585	217,178
Accrued pension liability – current portion	8,797	173,271
Accrued liabilities – other	107,511	155,773
Accrued contract cost	89,888	103,041
Advance billings on contracts	250,053	689,334
Deferred Income Tax	12,849	4,735
Income taxes	32,851	59,294
Accrued warranty	50	118,278
Liabilities associated with assets held for sale	20,902	-

Total Current Liabilities	865,007	2,009,032

Long-Term Debt	46,748	56,714

Accumulated Postretirement Benefit Obligation	5,258	105,605

Self-Insurance	35,655	87,222

Pension Liability	52,831	610,166

Other Liabilities	80,922	147,271

Commitments and Contingencies

Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 240,791,473 and 236,919,404 shares at December 31, 2010 and December 31, 2009, respectively	240,791	236,919
Capital in excess of par value	1,357,316	1,300,998
Retained earnings	100,373	951,647
Treasury stock at cost, 6,906,262 and 6,168,705 shares at December 31, 2010 and December 31, 2009, respectively	(85,735)	(69,370)
Accumulated other comprehensive loss	(163,717)	(612,997)
Stockholders’ Equity – McDermott International, Inc.	1,449,028	1,807,197
Noncontrolling interest	63,239	25,903
Total Equity	1,512,267	1,833,100

TOTAL	$2,598,688	$4,849,110

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2010	2009
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$227,712	$390,450
(Income) loss from discontinued operations, net of tax	34,900	(180,898)
Income from continuing operations	262,612	209,552
Non-cash items included in net income:
Depreciation and amortization	76,452	79,867
Loss of investees	7,594	3,557
(Gains) losses on asset disposals and impairments – net	22,220	(914)
Provision for deferred taxes	1,830	5,252
Amortization of pension and postretirement costs	21,814	27,352
Tax expense (benefits) from stock-based compensation	(1,393)	912
Other	9,344	44,226
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(6,457)	25,871
Net contracts in progress and advance billings on contracts	182,472	(295,110)
Accounts payable	(38,536)	(8,054)
Income taxes	84,269	5,882
Accrued and other current liabilities	40,110	(57,311)
Pension liability, and accrued postretirement and employee benefits	(106,338)	41,101
Other	(171,666)	103,450
Net cash provided by (used in) operating activities – continuing operations	384,327	185,633
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash and cash equivalents	(142,853)	(10,718)
Purchases of property, plant and equipment	(186,862)	(186,518)
Net (increase) decrease of short and long-term investments	(127,526)	177,137
Proceeds from asset disposals	4,824	2,761
Investments in unconsolidated affiliate	(32,550)	(13,484)
Acquisition of businesses, net of cash acquired	(1,954)	(28,293)
Other	-	(134)
Net cash used in investing activities – continuing operations	(486,921)	(59,249)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of debt	(8,540)	(4,106)
Debt issuance costs	(17,881)	(105)
Issuance of common stock	1,040	1,042
Tax (expense) benefits from stock-based compensation	1,393	(912)
Cash contribution from The Babcock & Wilcox Company	100,000	-
Other	80	(127)
Net cash provided by (used in) financing activities – continuing operations	76,092	(4,208)
Effects of exchange rate changes on cash	498	1,096
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(26,004)	123,372
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	429,467	306,195
CASH AND CASH EQUIVALENTS AT END OF PERIOD – CONTINUING OPERATIONS	$403,463	$429,467

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	$(44,153)	$232,441
Net cash used in investing activities	(65,084)	(51,598)
Net cash provided by (used in) financing activities	(109,600)	(1,728)
Effects of exchange rate changes on cash	(578)	10,234
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(219,415)	189,349
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	469,803	280,454
Transfer of Cash Attributable to B&W	250,388	-
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$-	$469,803

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Jay Roueche, 281-870-5462
Vice President
jroueche@mcdermott.com
or
Robby Bellamy, 281-870-5165
Director
rbellamy@mcdermott.com
or
Trade and General Media:
Louise Denly, 281-870-5025
Director, Corporate Communications
ldenly@mcdermott.com